Exhibit 10.28

[English Summary]

Land Use Rights Transfer Agreement

Party A: Anhui Xingguang Investment (Group) Co., Ltd.
Party B : Anhui Yida Tourism Development Co., Ltd.

In order to invest and develop the Ming Dynasty Entertainment World project, Party B has been discussed with certain village committees regarding the land use rights for the project. Party A has previous entered into certain Land Use Rights Agreement with the village committees of Lilou Village and Hongta Village.  Now Party A agrees to transfer such land use rights to Party B.

Party B shall be entitled to all the rights and shall assume all the liabilities own by Party A.

Date of the Agreement:
February 26, 2011